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April 2, 1999

Dear Shareholder:

I am writing to advise you about litigation we recently launched against EG&G and the U.S. Customs Service. I believe when a public company creates a technology franchise that is successful and highly differentiated, one must be prepared to defend it fiercely from imitators seeking to shortcut the complex and expensive creative process.

Last fall, after learning that EG&G was attempting to market a system that copies our MobileSearch-Trademark- system, AS&E-Registered
Trademark- filed a suit against EG&G for infringing our backscatter and MobileSearch patents and misappropriating our trade secrets. Some of the technology at issue in this case traces back to trade secrets specifically held to belong to AS&E as a result of the successful litigation against Martin Annis in 1996.

More recently, AS&E learned that U.S. Customs contracted with EG&G to build a mobile X-ray system. AS&E has strong reason to believe that EG&G's performance under that contract violates trade secret law and infringes at least two of our patents. In addition, we believe this contract to be a violation of statutory contracting procedures. The purpose of the new lawsuit against Customs is to obtain an injunction that halts this contract.

Customs apparently believes that they must seek a second source for AS&E's MobileSearch technology. We believe Customs may be motivated by: 1) the fact that the MobileSearch system has proven to be a highly effective tool for interdicting drugs on the border and 2) their plan to buy a substantial number of these systems. In its zeal to find a second source, we believe U.S. Customs has violated contracting laws, trade secret laws and promoted unlawful transfer of AS&E's intellectual property. We initiated this litigation because the evidence clearly supports our position.

As a small, technology-based company, AS&E's success is based on taking innovative technology to the global security and inspection marketplace. We have invested heavily in establishing our world recognized capability. The success of this program is evidenced by trailing 12-month revenue growth of 58%, largely from international orders for the CargoSearch-Trademark- family of systems, including MobileSearch. We and our shareholders have a legitimate right to realize the full benefits of our investment and risk-taking.

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In today's high stakes global inspection marketplace, AS&E's technology is clearly differentiated from our competition. Where competitors have attempted to infringe on our technology, we have defended vigorously and successfully. We have retained bright, aggressive, experienced and highly competent counsel to lead the current efforts.

We are committed to resolving this situation as quickly as possible. The federal district court judge hearing the Customs case has supported our request for expedited proceedings. We hope to report a successful result to you in the first quarter of fiscal 2000. In the meantime, we will continue to work with U.S. Customs on a number of matters and to treat them as the valued customer they are.

Over the last five years we have taken AS&E from $11 million in revenues to over $50 million. We appreciate your confidence in AS&E and the future of our technology in the global marketplace. We look forward to providing you with sustained growth and increasing profitability based on an expanding proprietary technology platform.

Sincerely,

/s/ Ralph S. Sheridan

Ralph S. Sheridan
Chief Executive Officer and
President